Exhibit 99.1
Human Nutrition & Health | Animal Nutrition & Health Specialty Products | Industrial Products

Balchem Corporation Reports Record Fourth Quarter Sales of $166.5 Million, GAAP EPS of $0.63 and Adjusted EPS of $0.88

New Hampton, NY, February 21, 2020 - Balchem Corporation (NASDAQ: BCPC) today reported for the fourth quarter 2019 net earnings of $20.4 million, compared to net earnings of $20.3 million for the fourth quarter 2018. Fourth quarter adjusted net earnings(a) were $28.4 million, compared to $25.1 million in the prior year quarter. Fourth quarter adjusted EBITDA(a) was $40.0 million, compared to $39.6 million in the prior year quarter. Balchem Corporation also reported for the full year 2019 net earnings of $79.7 million, compared to net earnings of $78.6 million for 2018. Full year adjusted net earnings(a) were $103.7 million, compared to $97.7 million in the prior year. Full year adjusted EBITDA(a) was $160.0 million, compared to $159.3 million in the prior year.

Fourth Quarter 2019 Financial Highlights:

•Fourth quarter net sales of $166.5 million, an increase of $3.0 million, or 1.8%, compared to the prior year quarter.
•Year over year quarterly sales growth in three of the four segments, with all-time record sales in Human Nutrition and Health and Animal Nutrition and Health, and record fourth quarter sales in Specialty Products.
•Fourth quarter GAAP net earnings of $20.4 million were slightly higher than the prior year. These net earnings resulted in GAAP earnings per share of $0.63.
•Quarterly adjusted net earnings of $28.4 million increased $3.3 million or 12.9% from the prior year, resulting in adjusted earnings per share(a) of $0.88.
•Fourth quarter adjusted EBITDA was $40.0 million, an increase of $0.4 million, or 1.0%, from the prior year.
•Quarterly cash flows from operations were $33.0 million for the fourth quarter 2019 with quarterly free cash flow(a) of $26.3 million.

Full Year 2019 Financial Highlights:

•Full year net sales of $643.7 million were slightly higher than the prior year.
•Year over year sales growth in three of the four segments, with all-time record sales in Human Nutrition and Health, Animal Nutrition and Health, and Specialty Products, offset by reduced sales in Industrial Products.
•Full year GAAP net earnings were $79.7 million, an increase of $1.1 million, or 1.4% from the prior year. These net earnings resulted in GAAP earnings per share of $2.45.
•Full year adjusted net earnings of $103.7 million increased $5.9 million or 6.1% from the prior year, resulting in adjusted earnings per share(a) of $3.19.
•Full year adjusted EBITDA was $160.0 million, an increase of $0.7 million, or 0.5%, from the prior year.
•Full year cash flows from operations were $124.5 million for 2019 with full year free cash flow(a) of $96.1 million.

Recent Highlights:

•On December 13, 2019, we acquired Zumbro River Brand, Inc. ("Zumbro"), headquartered in Albert Lea, MN. Zumbro specializes in developing, marketing, and manufacturing agglomerated and extruded products for the food and beverage industry and is a market leader in high protein and specialty extruded snacks, cereals, and crisps, marketed under the brands Z-Crisps®, Whey-Os™, Whey-Vs™, and Z-Texx Complete™. This business will be integrated within Balchem's Human Nutrition and Health Segment.
•On December 17, 2019, we declared a $16.9 million dividend on common stock of $0.52 per share, a 10.6% increase over the prior year cash dividend, representing the tenth consecutive year of double-digit dividend growth.

52 Sunrise Park Road New Hampton, NY 10958 balchem.com	p.845.326.5600 f. 845.326.5702

Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, CEO, and President of Balchem said, “Our fourth quarter results saw sales growth in three of our four segments, record adjusted net earnings, and continued strong cash conversion. Record quarterly sales for Human Nutrition and Health and Animal Nutrition and Health, along with record fourth quarter Specialty Products sales, were partially offset by significantly lower Industrial Products sales to the oil and gas fracking market.”

Mr. Harris added, “The Balchem team made meaningful progress in 2019 on our strategic growth initiatives, while delivering solid full year financial results. At the same time, we acquired Chemogas NV in May 2019 and Zumbro in December 2019, enhancing our strategic positioning and strengthening our customer offerings.”

Results for Period Ended December 31, 2019 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net sales	$166,527	$163,539	$643,705	$643,679
Gross margin	54,346	51,325	211,367	204,252
Operating expenses	30,705	24,091	108,814	97,152
Earnings from operations	23,641	27,234	102,553	107,100
Other expense	1,273	1,971	6,075	8,070
Earnings before income tax expense	22,368	25,263	96,478	99,030
Income tax expense	1,985	4,929	16,807	20,457
Net earnings	$20,383	$20,334	$79,671	$78,573

Diluted net earnings per common share	$0.63	$0.63	$2.45	$2.42

Adjusted EBITDA(a)	$39,989	$39,577	$160,015	$159,285
Adjusted net earnings(a)	$28,399	$25,146	$103,684	$97,747
Adjusted diluted net earnings per common share(a)	$0.88	$0.77	$3.19	$3.01

Shares used in the calculations of diluted and adjusted net earnings per common share	32,448	32,479	32,505	32,445

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

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Balchem Corporation (NASDAQ:BCPC)
Financial Results for the Fourth Quarter of 2019:
The Human Nutrition & Health segment generated fourth quarter sales of $90.3 million, an increase of $3.0 million or 3.4% compared to the prior year quarter. The increase was primarily driven by higher sales within our Ingredient Solutions business, partially offset by lower Cereal Systems volumes. Quarterly earnings from operations for this segment of $9.2 million decreased $3.1 million or 25.3% compared to $12.3 million in the prior year quarter, primarily due to certain manufacturing inefficiencies, higher bad debt expense, and a non-cash restructuring charge, partially offset by the aforementioned higher sales. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the fourth quarter of 2019 and 2018 of $4.8 million and $5.3 million, respectively, adjusted earnings from operations(a) for this segment were $15.2 million, compared to $17.6 million in the prior year quarter.
The Animal Nutrition & Health segment generated quarterly sales of $48.4 million, an increase of $1.3 million or 2.8% compared to the prior year quarter. The increase was primarily the result of higher volumes and improved product mix within both our monogastric and ruminant species businesses. Fourth quarter earnings from operations for this segment of $9.4 million were up from the prior year comparable quarter of $7.0 million, primarily due to the aforementioned higher sales and certain lower raw material costs, partially offset by continued competitive pressures on volume and pricing in the European monogastric business. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets of $0.2 million in each of the fourth quarters of 2019 and 2018, adjusted earnings from operations for this segment were $9.6 million, compared to $7.2 million in the prior year quarter.
The Specialty Products segment generated fourth quarter sales of $24.0 million, an increase of $6.5 million or 36.8% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market due to both the contribution of Chemogas and higher legacy product sales, partially offset by lower volumes in the plant nutrition business. Fourth quarter earnings from operations for this segment were $6.2 million, versus $5.8 million in the prior year comparable quarter, an increase of $0.5 million or 8.0%, primarily due to the aforementioned higher sales, partially offset by mix and higher operating expenses due to the acquisition of Chemogas. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the fourth quarters of 2019 and 2018 of $1.7 million and $0.8 million, respectively, adjusted earnings from operations for this segment were $7.9 million, compared to $6.5 million in the prior year quarter.
The Industrial Products segment sales of $3.8 million decreased $7.8 million or 67.3% from the prior year comparable quarter, primarily due to reduced sales volumes of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $0.3 million, a decrease of $1.8 million or 84.1% compared with the prior year comparable quarter, primarily due to the aforementioned lower sales volumes.
Consolidated gross margin for the quarter ended December 31, 2019 of $54.3 million increased by $3.0 million or 5.9%, compared to $51.3 million for the prior year comparable period. Gross margin as a percentage of sales was 32.6% as compared to 31.4% in the prior year period, an increase of 125 basis points. The increase was primarily due to mix and certain lower raw material costs. Operating expenses of $30.7 million for the quarter increased $6.6 million from the prior year comparable quarter, primarily due to incremental operating expenses related to the Chemogas and Zumbro acquisitions, increased transaction and integration costs, higher bad debt expense, and a non-cash restructuring charge in the Human Nutrition & Health segment. Excluding non-cash operating expenses associated with amortization of intangible assets of $6.4 million, operating expenses were $24.3 million, or 14.6% of sales.
Interest expense was $1.2 million in the fourth quarter of 2019. Our effective tax rates for the three months ended December 31, 2019 and 2018 were 8.9% and 19.5%, respectively. The decrease in the effective tax rate from the prior year is primarily due to discrete items, particularly related to tax reform clarifying regulations, incremental R&D tax credits, and certain lower state taxes.
For the quarter ended December 31, 2019, strong cash flows provided by operating activities were $33.0 million, and free cash flow was $26.3 million. The $162.7 million of net working capital on December 31, 2019 included a cash balance of $65.7 million, which reflects fourth quarter 2019 capital expenditures and intangible assets acquired of $6.7 million. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

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Balchem Corporation (NASDAQ:BCPC)
Ted Harris, Chairman, President, and CEO of Balchem said, “We delivered record fourth quarter sales and adjusted net earnings, leading to solid overall results for the full year 2019. Despite significant headwinds in the quarter and throughout the year, particularly within Industrial Products, we were able to deliver both top and bottom-line growth, highlighting the strength and resilience of our business model.”

Mr. Harris went on to add, “We are well positioned to continue to drive growth into the future and look forward to progressing our organic growth initiatives and seeking value-creating acquisitions in 2020.”
Quarterly Conference Call
A quarterly conference call will be held on Friday, February 21, 2020, at 11:00 AM Eastern Time (ET) to review fourth quarter 2019 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8290 (local dial-in 1-201-689-8344), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, March 6, 2020. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13698852.
Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.
Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.
Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)
Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Human Nutrition & Health	$90,270	$87,271	$347,433	$341,237
Animal Nutrition & Health	48,430	47,106	177,557	175,693
Specialty Products	24,038	17,575	92,257	75,808
Industrial Products	3,789	11,587	26,458	50,941
Total	$166,527	$163,539	$643,705	$643,679

Business Segment Earnings Before Income Taxes:

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Human Nutrition & Health	$9,195	$12,312	$48,429	$48,037
Animal Nutrition & Health	9,445	7,001	25,868	26,607
Specialty Products	6,238	5,778	28,513	25,254
Industrial Products	340	2,145	3,730	8,988
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	(1,183)	(2)	(3,436)	(1,786)
Unallocated amortization expense	(394)	—	(551)	—
Interest and other expense	(1,273)	(1,971)	(6,075)	(8,070)
Total	$22,368	$25,263	$96,478	$99,030

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Balchem Corporation (NASDAQ:BCPC)

Selected Balance Sheet Items	December 31,	December 31,
	2019	2018
Cash and Cash Equivalents	$65,672	$54,268
Accounts Receivable, net	93,444	99,545
Inventories	83,893	67,187
Other Current Assets	11,937	5,314
Total Current Assets	254,946	226,314

Property, Plant & Equipment, net	216,859	190,919
Goodwill	523,998	447,995
Intangible Assets with Finite Lives, net	143,924	109,405
Right of Use Assets	7,338	—
Other Assets	8,617	6,722
Total Assets	$1,155,682	$981,355

Current Liabilities	$92,258	$82,056
Revolving Loan	248,569	156,000
Deferred Income Taxes	56,431	44,309
Derivative Liabilities	2,103	—
Long-Term Obligations	12,654	7,372
Total Liabilities	412,015	289,737

Stockholders' Equity	743,667	691,618

Total Liabilities and Stockholders' Equity	$1,155,682	$981,355

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Balchem Corporation (NASDAQ:BCPC)
Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$79,671	$78,573
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	45,862	44,666
Stock compensation expense	7,596	6,413
Other adjustments	(3,709)	(6,944)
Changes in assets and liabilities	(4,959)	(4,011)
Net cash provided by operating activities	124,461	118,697

Cash flows from investing activities:
Cash paid for acquisition, net of cash acquired	(141,062)	(17,399)
Capital expenditures and intangible assets acquired	(28,413)	(19,723)
Proceeds from insurance, sale of assets, and sale of business	14,250	5,131
Purchase of convertible note	(1,000)	—
Net cash used in investing activities	(156,225)	(31,991)

Cash flows from financing activities:
Proceeds from revolving loan	168,569	210,750
Principal payments on long-term and revolving debt	(76,000)	(274,250)
Principal payments on acquired debt	(17,567)	(19)
Proceeds from stock options exercised	4,839	8,272
Dividends paid	(15,135)	(13,432)
Purchase of treasury stock	(21,321)	(1,394)
Other	—	(1,374)
Net cash provided by (used in) financing activities	43,385	(71,447)

Effect of exchange rate changes on cash	(217)	(1,407)

Increase in cash and cash equivalents	11,404	13,852

Cash and cash equivalents, beginning of period	54,268	40,416
Cash and cash equivalents, end of period	$65,672	$54,268

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Balchem Corporation (NASDAQ:BCPC)
Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, transaction and integration costs, indemnification settlements, legal settlements, ERP implementation costs, unallocated legal fees, the fair valuation of acquired inventory, and restructuring costs. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures and capitalized ERP implementation costs.

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Balchem Corporation (NASDAQ:BCPC)
Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Reconciliation of adjusted gross margin
GAAP gross margin	$54,346	$51,325	$211,367	$204,252
Inventory valuation adjustment (1)	147	—	147	—
Amortization of intangible assets (2)	633	735	2,644	3,097
Adjusted gross margin	$55,126	$52,060	$214,158	$207,349

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$23,641	$27,234	$102,553	$107,100
Inventory valuation adjustment (1)	147	—	147	—
Amortization of intangible assets (2)	7,065	6,308	25,788	24,988
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	1,183	2	3,436	1,786
Restructuring costs (4)	1,026	—	1,026	—
Adjusted earnings from operations	$33,062	$33,544	$132,950	$133,874

Reconciliation of adjusted net earnings
GAAP net earnings	$20,383	$20,334	$79,671	$78,573
Inventory valuation adjustment (1)	147	—	147	—
Amortization of intangible assets (2)	7,136	6,378	26,071	25,668
Transaction and integration costs, ERP implementation costs, and unallocated legal fees (3)	1,183	2	3,436	1,786
Restructuring costs (4)	1,026	—	1,026	—
Income tax adjustment (5)	(1,476)	(1,568)	(6,667)	(8,280)
Adjusted net earnings	$28,399	$25,146	$103,684	$97,747

Adjusted net earnings per common share - diluted	$0.88	$0.77	$3.19	$3.01

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Balchem Corporation (NASDAQ:BCPC)

(1) Inventory valuation adjustment: Business combination accounting principles require us to measure acquired inventory at fair value. The fair value of inventory reflects the acquired company’s cost of manufacturing plus a portion of the expected profit margin. The non-GAAP adjustment to our cost of sales excludes the expected profit margin component that is recorded under business combination accounting principles. We believe the adjustment is useful to investors as an additional means to reflect cost of sales and gross margin trends of our business.

(2) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, capitalized loan issuance costs, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(3) Transaction and integration costs, ERP implementation costs and unallocated legal fees: Transaction and integration costs related to acquisitions and divestitures are expensed in our GAAP financial statements. ERP implementation costs related to a company-wide ERP system implementation are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(4) Restructuring costs: Expenses related to a reorganization of the business.
(5) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three and twelve months ended December 31, 2019 and 2018.

Table 2
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net income - as reported	$20,383	$20,334	$79,671	$78,573
Add back:
Provision for income taxes	1,985	4,929	16,807	20,457
Other expense	1,273	1,971	6,075	8,070
Depreciation and amortization	12,307	11,136	45,580	43,986
EBITDA	35,948	38,370	148,133	151,086
Add back certain items:
Non-cash compensation expense related to equity awards	1,685	1,205	7,273	6,413
Inventory valuation adjustment	147	—	147	—
Transaction and integration costs, ERP implementation costs, and unallocated legal fees	1,183	2	3,436	1,786
Restructuring costs	1,026	—	1,026	—
Adjusted EBITDA	$39,989	$39,577	$160,015	$159,285

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Balchem Corporation (NASDAQ:BCPC)
The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three and twelve months ended December 31, 2019 and 2018.

Table 3
(unaudited)

	Three Months Ended December 31,
	2019	Effective Tax Rate	2018	Effective Tax Rate
GAAP Income Tax Expense	$1,985	8.9%	$4,929	19.5%
Impact of ASU 2016-09(6)	263		273
Adjusted Income Tax Expense	$2,248	10.1%	$5,202	20.6%

	Year Ended December 31,
	2019	Effective Tax Rate	2018	Effective Tax Rate
GAAP Income Tax Expense	$16,807	17.4%	$20,457	20.7%
Impact of ASU 2016-09(6)	1,004		2,043
Adjusted Income Tax Expense	$17,811	18.5%	$22,500	22.7%

(6) Impact of ASU 2016-09:  The primary impact of ASU No. 2016-09, "Improvements to Employee Share-Based Payment Accounting" ("ASU 2016-09"), was the recognition during the three and twelve months ended December 31, 2019 and 2018, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three and twelve months ended December 31, 2019 and 2018.

Table 4
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$32,967	$39,512	$124,461	$118,697
Capital expenditures and capitalized ERP implementation costs	(6,700)	(5,917)	(28,315)	(19,170)
Free cash flow	$26,267	$33,595	$96,146	$99,527

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